Exhibit 23.3

[KMPG Letterhead]

Consent of Independent Auditors

The Board of Directors
Interchange Corporation:

We consent to the inclusion in the registration statement (No. 333-122325) on Form SB-2 of Interchange Corporation of our report dated February 28, 2005, with respect to the consolidated balance sheets of Inspire Infrastructure 2i AB as of December 31, 2003 and 2004, and the related consolidated statements of income and cash flows for each of the years in the two-year period ended December 31, 2004.

Stockholm, Sweden
May 25, 2005

KPMG Bohlins AB

/s/ Cronie Wallquist

Cronie Wallquist
Partner